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                                                                 EXHIBIT (99)(A)
              FIRST UNION CORPORATION OF VIRGINIA AND SUBSIDIARIES
                        SUMMARIZED FINANCIAL INFORMATION
                                  (UNAUDITED)
     In connection with the merger of Dominion Bankshares Corporation into First
Union Corporation of Virginia ("FUNC-VA"), a wholly-owned subsidiary of First
Union Corporation (the "Corporation"), on March 1, 1993, FUNC-VA assumed, and subsequently the Corporation guaranteed, FUNC-VA's publicly held 9 5/8%
Subordinated Capital Notes Due 1999. Set forth below is summarized consolidated financial information for FUNC-VA and subsidiaries for the periods indicated.
CONSOLIDATED STATEMENT OF INCOME DATA
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
                                                                                                         YEAR ENDED DECEMBER
                                                                                                                 31,
(IN THOUSANDS)                                                                                             1994        1993
Net interest income...................................................................................   $506,949     407,915
Income before income taxes............................................................................    201,961     102,793
Net income............................................................................................   $131,423      76,676
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CONSOLIDATED BALANCE SHEET DATA

                                                                                                         DECEMBER 31,
(IN THOUSANDS)                                                                                       1994           1993
Assets.........................................................................................   $13,327,766     13,944,799
Securities available for sale..................................................................     2,410,244      2,490,663
Investment securities..........................................................................       376,072         85,593
Loans, net of unearned income..................................................................     7,820,643      7,124,476
Stockholder's equity...........................................................................   $ 1,074,019      1,229,744
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